Filed by Anthem, Inc.

(Commission File No. 001-16751) pursuant

to Rule 425 under the Securities Act of

1933 and deemed filed pursuant to

Rule 14a-12 under the Securities Exchange

Act of 1934

Subject Company: Cigna Corporation

Commission File No. 001-08323

Exhibit 99.3

Anthem Proposes to Acquire Cigna Corporation for $184 Per Share in Cash and Stock

¡	Proposal, valued at $53.8 billion on an enterprise basis, reflects a 35.4% premium to unaffected Cigna price on May 28, 2015

¡	Combination expected to drive adjusted earnings per share accretion for Anthem of greater than 10% in year one, with accretion more than doubling in year two

¡	Anthem management confident in achievability of synergies and committed to retaining investment grade debt ratings

¡	Creates diversified company with greater than $115 billion in annual revenues, based on the most recent 2015 outlook publicly reported by both companies.

¡	Combined entity would serve approximately 53 million medical members, as of March 31, 2015, with commercial, government, consumer and specialty franchises.

¡

Anthem expresses frustration with and urges Cigna’s Board of Directors to drop unreasonable governance demands in light of the significant premium being offered and return to negotiations to reach a mutually agreed upon transaction

INDIANAPOLIS--(BUSINESS WIRE)--Jun. 20, 2015-- Anthem, Inc. (NYSE: ANTM) today announced that it has submitted a non-binding proposal to acquire Cigna Corporation (NYSE: CI) for $184 per share in cash and stock. The proposed combination would create a premiere health benefits company with critical diversification and scale to lead the transformation of health care delivery for consumers. The combined company would be an industry leader with greater than $115 billion in annual revenues, based on the most recent 2015 outlook publicly reported by both companies. Together Anthem and Cigna would gain meaningful diversification covering approximately 53 million combined medical members and strong commercial, government, consumer and specialty franchises.

Under the terms of the proposal, which was delivered to Cigna’s Board of Directors, Cigna stockholders would receive a total consideration that represents a value of $184 per share. The offer, which values the company at $53.8 billion on an enterprise basis, represents an “unaffected” premium to Cigna’s stockholders of more than 35.4%, based on the closing price of Cigna’s shares on May 28, 2015. Under the contemplated terms, the consideration would consist of approximately 31.4% Anthem shares and 68.6% cash and the combined company would reflect a pro forma equity ownership comprised of approximately 76.3% Anthem shareholders and approximately 23.7% Cigna stockholders. Anthem is also confident in its ability to complete any financing related to the acquisition.

Anthem expects the combination would be accretive to operating earnings per share and that the combined enterprise would generate significant annual cost synergies by achieving operating and G&A efficiencies. Anthem expects to achieve adjusted earnings per share accretion of greater than 10% in year one, with the accretion more than doubling by year two following the closing of the transaction. Anthem is confident in the achievability of synergies and is committed to retaining investment grade debt ratings.

Anthem is confident in its ability to obtain regulatory approvals. In the course of previous negotiations, both companies have expressed a confidence that regulatory approval would not delay the consummation of the combination. This includes matters related to the Blue Cross Blue Shield Association.

“This combination is the absolute best strategy for both organizations to maximize the potential and lead the transformation of the health care industry. Together our companies would rapidly build on each other’s complementary strengths to create a diversified platform that could better capitalize on new opportunities and meaningfully deliver innovative, quality solutions to all of our stakeholders,” said Joseph Swedish, president and chief executive officer of Anthem.

“In recent discussions with Cigna, we have both recognized the compelling strategic and financial benefits of this combination. Not only would Cigna shareholders benefit from the significant up front premium, they would have the compelling opportunity to participate in the upside potential of the combined company that would boast a broad, diversified portfolio able to seize on opportunities across the health care industry. The Anthem Board of Directors and management team are highly committed to pursuing this exciting opportunity, and stand ready to finalize due diligence and negotiations on a definitive agreement. We are disappointed that Cigna’s insistence on uncommon governance demands has impeded the realization of this combination for shareholders and all stakeholders. With the cooperation of Cigna management and Board of Directors, we expect that we could reach a mutually agreeable and negotiated transaction by the end of June 2015.”

Utilizing Anthem’s and Cigna’s complementary strengths, the combined company would have an enhanced ability to lead the change in healthcare delivery as a trusted partner for consumers. This includes Anthem’s long-standing Blue Cross and Blue Shield brand in 14 states, and Medicaid footprint via its Amerigroup brand in 19 states; Anthem’s robust health insurance exchange membership across our states and Anthem’s best-in-class Medicaid business and commercial expertise. Cigna would bring its leadership position, broad geographic reach and national account presence as well as its expertise in many important facets of the commercial market. Together the combined company would offer a comprehensive range of products and services to the full spectrum of health benefits customers – individuals, employers and state and Federal governments. With an industry leading platform, the combined company would be better able to take advantage of the growth opportunities across the commercial and government marketplaces.

Anthem has been engaged with Cigna to explore a potential combination since August 2014 and is making its proposal public today following Cigna’s refusal to reasonably negotiate and its insistence on securing governance matters that are not common practice in similar transactions. Anthem is confident in the value being offered, the growth potential of the combined company and its ability to successfully integrate the two organizations.

UBS Investment Bank is acting as advisor to Anthem and White & Case LLP is acting as legal counsel to Anthem in connection with the proposed transaction.

The full text of the letter delivered to Cigna by Anthem on June 20, 2015 is included below.

June 20, 2015

Board of Directors of Cigna Corporation

900 Cottage Grove Road

Bloomfield, Connecticut 06002

Attention: Isaiah Harris, Jr., Chairman

Dear Members of the Board,

As you know, our respective companies have been engaged in a sustained and ongoing dialogue and analysis about a potential business combination. It is our belief that a combination of Anthem, Inc. (“Anthem”) and Cigna Corporation (“Cigna”) would be an excellent fit, both strategically and culturally. As I have discussed with Cigna’s President and Chief Executive Officer, David Cordani, over the past several months, the synergy opportunities and enhanced growth potential of a combined Anthem-Cigna create a compelling value proposition for our respective investors, and I know from those conversations that you share that view as well.

We are pleased to be following up on our June 18 letter with an affirmation of our belief in the benefits of the combination of our two companies much as Mr. Cordani expressed to me in his June 18 letter. The value that would result from the combination of our companies is substantial. Over the course of our discussions and meetings, we have concurred on many topics, especially the compelling strategic fit between our companies. Together, our unique and complementary strengths drive value, create the leading health services company across multiple markets, and as Mr. Cordani indicated on Thursday, will “[provide] the broadest suite of health engagement, benefits and specialty solutions for employers of all sizes, combined with significant capabilities in the growing Seniors, Medicaid, International and Individual Markets.” Our scale and capabilities will lower our customers’ costs while connecting consumers via our leading brands.

During the past few weeks, I have had several phone calls with Mr. Cordani and Anthem has submitted to Cigna four written proposals to combine our companies. As you are aware, those proposals were submitted on June 3, June 10, June 16 and June 18 and, responsive to your desire to maximize value creation for your stockholders, offered Cigna stockholders consideration of $174 per share, $178 per share, $178 per share and $184 per share, respectively. Having considered the points Mr. Cordani made on June 18 and in his letter of June 19 and echoing our June 18 letter, we believe that we are making an exceptionally attractive proposal. Mr. Cordani asked for a value in the $180’s per share - we are offering $184 per share. Our revised offer now represents a premium to Cigna’s stockholders of 35.4% based on the unaffected closing price of Cigna’s shares on Thursday, May 28, 2015.

Throughout the course of our discussions, Mr. Cordani stressed that certain governance issues were very important to you. Up until our June 18 proposal, we were prepared to offer Mr. Cordani the positions of President and Chief Operating Officer in the combined company and Co-Chairman with me of the integration team, as well as provide Cigna an 8-6 Board split of legacy Anthem and Cigna directors in the combined company (with Mr. Cordani serving as one of the Cigna-designated directors), concessions that did not comport with precedent transactions that provide stockholders a premium of the size we had offered. We were also prepared to entertain Cigna’s requested supermajority Board approval protections with respect to certain specified matters for a period of two years following the closing of the transaction. Unfortunately, despite the compelling aspects of these proposals, you continued to insist that Mr. Cordani be immediately appointed CEO of the combined company or that we reach an acceptable position for his specific roles and responsibilities as well as the timing for a transition to CEO, that there be an almost equal Board split of directors in the combined company and that certain changes related to senior leadership changes, decisions to not re-nominate or to remove directors and changes in Board size be subject to the supermajority approval of such Board for a period of 2-3 years, positions which were confirmed in the letter that Cigna submitted to Anthem on June 18 and my subsequent discussion with Mr. Cordani that evening. As you know, Anthem has been unable to reconcile the substantial premium being offered to your stockholders with these governance demands.

In response to our June 18 proposal we received a letter from Mr. Cordani on June 19 stating an appreciation for the $184 per share offer price, requesting a 50% cash and 50% stock mix of consideration (versus the 68.6% cash and 31.4% stock mix offered in our June 18 proposal), proposing that I would serve as CEO for 12 months following closing and Chairman for 24 months following closing and that Mr. Cordani and I would jointly serve as co-chairs of the integration committee for 24 months following closing. In response to your June 19 letter Anthem communicated that it would be prepared to proceed with a transaction at $180 per share, with a mix of consideration consisting of 60% cash and 40% stock, an 8-6 Board split of legacy Anthem and Cigna directors in the combined company with supermajority Board approval protections and that I would serve as CEO and Mr. Cordani would serve as President and Chief Operating Officer, each for 24 months following closing. In addition, I would serve as Chairman of the Board and, for 24 months following the closing, Mr. Cordani, and I would jointly serve as co-chairs of the integration committee. We also communicated that upon my stepping down as CEO after this 24 month period, there would be no guarantee of CEO succession, the future CEO would be chosen by the Board at that time and that I could potentially continue as Chairman. Finally, we stated that in order to proceed on this basis, we needed a mutual 2 week exclusivity period to be agreed upon by 3:00 PM EDT today. In response to your request that we confirm our position that we would not be willing to guarantee Mr. Cordani the CEO role after 24 months, our advisors explained to your advisors yesterday evening that the Anthem Board has unequivocally determined it cannot guarantee who will lead the company 2 years from closing. Our position is clear – if Mr. Cordani is not named CEO by the combined Board after this 2 year period, he would have the right to terminate his employment and be paid a severance amount to be negotiated. Your financial advisor responded by stating our position on CEO succession would lead you to be unable to respond to our proposal or honor today’s 3:00PM EDT deadline and your legal advisor told our legal advisor that you would not agree to our requested 2 week exclusivity period.

We were stunned that the Cigna Board continues to insist on a guaranteed CEO position for Mr. Cordani over choosing to allow its stockholders to realize the significant premium being offered. We therefore are now reaffirming our June 18 proposal for a combination of our companies (the “Proposal”), which we believe your stockholders will find more compelling.

This transaction is a strategic priority for us and has the full attention and support of the Board of Directors and senior management team at Anthem. We are determined to move quickly and decisively to complete this transaction.

The significant components of our Proposal are as follows:

Price / Consideration

We have proposed to combine our companies in a merger transaction in which Cigna stockholders would receive a value of $184 per share, representing a premium to Cigna’s stockholders of 35.4% based on Cigna’s unaffected closing price on May 28, 2015. The consideration would consist of approximately 31.4% Anthem shares and 68.6% cash and the combined company would reflect a pro forma equity ownership comprised of approximately 76.3% Anthem shareholders and 23.7% Cigna stockholders. This proposal is a meaningful increase in value and cash consideration mix relative to our prior proposals on June 10 and June 16.

This is a highly compelling opportunity for your stockholders and presents them with an immediate monetization of a portion of their investment in Cigna, along with a meaningful participation in the attractive growth potential and synergies of the combined company. We are confident that your stockholders will be supportive of our Proposal. We note that there is greater than 70% overlap between Cigna stockholders and Anthem shareholders. We also note that many financial analysts already recognize the compelling logic of such a combination and have concluded that a transaction between Anthem and Cigna provides the greatest upside among the likely candidates for consolidation in our industry.

We believe there are substantial and achievable synergy opportunities, including operating efficiencies, as we leverage our respective core competencies as well as PBM savings from our combined scale.

Financing

We have the resources available to finance this transaction. The cash portion of the consideration will be financed through available cash on hand together with external debt financing. We have been in discussions with our lenders regarding potential financing and we are very confident in our ability to finance the proposed transaction. Based on our proposed consideration mix and our strong track record, we believe that the combined company will maintain an investment grade rating. In this regard, we have assumed a pro forma debt to capitalization ratio of approximately 50% at closing of the transaction. We will have fully committed financing prior to signing of the transaction, and the transaction will not be subject to a financing condition.

Governance

In light of the magnitude of the premium now being offered to your stockholders in this Proposal, we no longer believe that our prior governance concessions are appropriate. We believe we are now making a very attractive governance proposal by affording a significant number of board seats in conjunction with a very significant premium. In particular, we are offering a board split of 10 directors from Anthem and 3 from Cigna which is consistent with precedent transactions. I will continue to serve as President and Chief Executive Officer of the combined company and also will serve as its Chairman of the Board. We are also prepared to entertain your requested supermajority Board approval protections with respect to certain specified matters for a period of two years following the closing of a combination. Although I will employ a collaborative approach in order to achieve a successful integration of our companies, I will lead the integration team.

As you know, earlier this year our respective companies had detailed discussions regarding possible concerns related to the potential impacts a combination could have on Anthem’s license agreements with the BCBSA, its related requirements, our overall relationship with the BCBSA and other Blues and the pending BCBS antitrust litigation. As I have discussed with Mr. Cordani, my Board, my senior management team and our advisors have given considerable additional thought and analysis to such potential impacts and we have resoundingly concluded that any such impacts should not act as any impediment to the combination of Anthem and Cigna. This conclusion is what led me to call Mr. Cordani on May 21, 2015 to recommence our discussions. In the months that we and our advisors have worked together to discuss and analyze these potential impacts, we were very pleased that you shared our ultimate view and acknowledged and agreed that such potential impacts should not delay the consummation of a proposed merger transaction nor have a material economic impact on the combined company. Importantly, there will not be any closing conditions relating to the BCBSA and, as you know, there is a two year period post-closing to resolve any compliance issues and numerous ways in which to do so.

We have also given careful consideration to the regulatory approvals that the proposed transaction would require. As noted in our June 3 letter, based on the analyses of our respective antitrust counsel and information shared to date, we believe there is a consensus of where there is overlap between our companies and that no material substantive antitrust or insurance regulatory issues are present. Consummation of our combination would be subject to customary terms and conditions for a transaction of this type, including necessary shareholder and regulatory approvals.

Anthem continues to firmly believe that a negotiated transaction is in the best interests of our respective investors, and my Board, senior management team and our advisors remain ready to immediately engage in productive discussions regarding Anthem’s proposal to acquire all of Cigna’s outstanding stock at a significant premium and we are fully prepared to immediately recommence our due diligence, negotiate mutually acceptable definitive agreements and finalize a transaction to combine our companies on an extremely expedited basis.

No legal obligations would, as you know, be created on either of our parts until a definitive merger agreement is signed.

Again, we believe that your stockholders would choose to agree to our proposed governance structure rather than forfeit the substantial premium and other significant benefits that we can offer them in a combination of our companies. Therefore, to ensure that your stockholders are apprised of the extraordinary value afforded by an Anthem-Cigna combination, we are publicly releasing the text of this letter.

My Board and I remain highly committed to this exciting opportunity and would welcome the opportunity to meet with you at the earliest possible time. We sincerely hope that you will come to share our enthusiasm and recognize the extraordinary value that our Proposal provides for your stockholders. I look forward to a prompt and favorable reply.

Very truly yours,

/s/ Joseph R. Swedish

Joseph R. Swedish

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With nearly 71 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, statements regarding our offer to acquire Cigna Corporation (“Cigna”), our financing of the proposed transaction, its expected future performance (including expected results of operations and financial guidance), the combined company’s future financial condition, operating results, strategy and plans, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; those relating to the proposed transaction, as detailed from time to time in our and/or Cigna’s filings with the SEC, increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber attack we reported in February 2015; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in other reports or documents that we may file from time to time with the SEC, and include, but are not limited to: (i) the ultimate outcome of any possible transaction between us and Cigna, including the possibilities that Cigna will reject a transaction with us, (ii) the ultimate outcome and results of integrating the operations of us and Cigna if a transaction is consummated, (iii) the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including the necessary shareholder and stockholder approvals, and (iv) the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal which Anthem, Inc. (“Anthem”) has made for a business combination transaction with Cigna Corporation (“Cigna”). In furtherance of this proposal and subject to future developments, Anthem (and, if a negotiated transaction is agreed, Cigna) may file one or more registration statements, proxy statements, tender offer statements or other documents with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender offer statement, prospectus or other document Anthem and/or Cigna may file with the SEC in connection with the proposed transaction.

Investors and security holders of Anthem and Cigna are urged to read the proxy statement(s), registration statement, tender offer statement, prospectus and other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to stockholders of Cigna and/or Anthem, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Anthem through the web site maintained by the SEC at http://www.sec.gov.

Anthem and/or Cigna and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Anthem’s executive officers and directors in Anthem’s definitive proxy statement filed with the SEC on April 1, 2015. You can find information about Cigna’s executive officers and directors in Cigna’s definitive proxy statement filed with the SEC on March 13, 2015. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender offer statements or other documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

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Source: Anthem, Inc.

Anthem Contacts:

Investor Relations

Doug Simpson, 317-488-6181

Douglas.simpson@anthem.com

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Kristin Binns, 917-697-7802

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Bonnie Jacobs, 317-619-7424

Bonnie.jacobs2@anthem.com